FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-180779-05

NEW ISSUE CMBS:$1,276MM MORGAN STANLEY BofA MERRILL LYNCH SERIES 2013-C12
CO-LEAD MANAGERS & BOOKRUNNERS: MORGAN STANLEY & BofA MERRILL LYNCH
CO-MANAGER: CIBC

PUBLICLY OFFERED CERTIFICATES
CLASS	FITCH/KBRA/MDY'S	APPROX SIZE($MM)	APPROX WAL(YRS)	SPD	COUPON	PRICE	YIELD
A-1	AAA(sf)/AAA(sf)/Aaa(sf)	80.300	2.67	60	1.3130%	$99.99998	1.2970%
A-2	AAA(sf)/AAA(sf)/Aaa(sf)	161.200	4.93	77	3.0010%	$102.99828	2.3427%
A-SB	AAA(sf)/AAA(sf)/Aaa(sf)	107.200	7.27	105	3.8240%	$102.99407	3.3583%
A-3	AAA(sf)/AAA(sf)/Aaa(sf)	260.000	***** NOT AVAILABLE *****
A-4	AAA(sf)/AAA(sf)/Aaa(sf)	284.721	9.81	109	4.2590%	$102.99306	3.9027%
A-S*	AAA(sf)/AAA(sf)/Aaa(sf)	52.649	9.89	130	4.4820%	$102.99599	4.1268%
B*	AA-(sf)/AA(sf)/Aa3(sf)	37.492	9.89	180	4.9303%	$101.82497	4.6268%
C*	A-(sf)/A(sf)/A3(sf)	26.324	9.89	240	4.9303%	$97.22423	5.2268%
PST	A-(sf)/A(sf)/A1(sf)	116.464	***** NOT AVAILABLE *****
X-A	AAA(sf)/AAA(sf)/Aaa(sf)	~$58.6MM PROCEEDS		200	1.20885%	$5.86100	4.2730%
*REPRESENTS HALF OF THE CLASS

SETTLEMENT: 10/23/2013
B&D: MORGAN STANLEY

*** The depositor has filed a registration statement (including a prospectus) with the SEC (File # 333-180779) for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll free 1-866-718-1649 or by email to prospectus@ms.com. ***

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This is sales and trading commentary prepared for institutional investors; it is NOT a research report; tax, legal, financial, or accounting advice; or an official confirm. The views of the author may differ from others at MS (including MS Research). MS may engage in conflicting activities -- including principal trading before or after sending these views -- market making, lending, and the provision of investment banking or other services related to instruments/issuers mentioned. No investment decision should be made in reliance on this material, which is condensed and incomplete; does not include all risk factors or other matters that may be material; does not take into account your investment objectives, financial conditions, or needs; and is not a personal recommendation or investment advice or a basis to consider MS to be a fiduciary or municipal or other type of advisor. It constitutes an invitation to consider entering into derivatives transactions under CFTC Rules 1.71 and 23.605 (where applicable) but is not a binding offer to buy or sell any financial instrument or enter into any transaction. It is based upon sources believed to be reliable (but no representation of accuracy or completeness is made) and is likely to change without notice. Any price levels are indicative only and not intended for use by third parties. Subject to additional terms at http://www.morganstanley.com/disclaimers By communicating with MS, you acknowledge understanding of, and consent to, the foregoing and to the voice recording of telephone conversations with personnel of Morgan Stanley.